UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2007

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

AGL Resources Inc. (the “Company”) sponsors the AGL Resources Inc. Retirement Savings Plus Plan (the “Plan”).  The Company notified its plan participants by letter dated December 3, 2007, that, as a result of a change in the recordkeeping system for the Plan, there will be a blackout period that will begin on Thursday, January 10, 2008 at 2:00 p.m. Eastern Time and is expected to end on Wednesday, January 16, 2008 at 8:00 a.m. Eastern Time (the “Blackout Period”). During the Blackout Period, participants in the Plan will be unable to access their accounts under the Plan, including being unable to direct or diversify their investments in their individual accounts, obtain a loan or distribution from the Plan, change their contribution rate, or obtain a hardship withdrawal from the Plan.  The Plan administrator has advised the Company, by notice received on December 17, 2007, that participants in the Plan have received notice of the Blackout Period, as required by law.

As a result of this Blackout Period, on December 18, 2007 the Company sent a notice to its directors and executive officers informing them that a blackout period with respect to all directors and executive officers will begin on Thursday, January 10, 2008, and is expected to end on Wednesday, January 16, 2008, during which period they will be prohibited from engaging in transactions in equity securities of the Company (the “Notice”).

The Company provided the Notice to its directors and executive officers pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR. A copy of the Notice is attached as Exhibit 99.1 and incorporated herein by reference.

A participant in the Plan, a shareholder or other interested person may obtain, without charge, information regarding the Blackout Period, by contacting Rita White, Managing Director, Benefits & Compensation at AGL Resources Inc., Ten Peachtree Place, NE, Loc. 1426, Atlanta, Georgia 30309, before or during the Blackout Period, telephone: (404) 584 - 4266.

Item 9.01                      Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

99.1	Notice to Directors and Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: December 18, 2007	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1	Notice to Directors and Executive Officers